 Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Michaela Parnell	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2956	415-318-4261

Response Genetics, Inc. Announces Year-End and Fourth Quarter Financial Results

2011 ResponseDX® Revenues increase over 2010

LOS ANGELES, March 27, 2012 — Response Genetics Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer, today announced its consolidated financial results and business progress for the full year and fourth quarter ended December 31, 2011.

Total revenue for the year ended December 31, 2011 increased to $22.6 million, compared to $21.3 million for the year ended December 31, 2010, an increase of 6.4 percent. The increase was due primarily to an increase in ResponseDX® revenues which increased 11 percent to $12.5 million for the year ended December 31, 2011, compared to $11.3 million for the year ended December 31, 2010. The Company’s pharmaceutical client revenue increased to $10.1 million for the year ended December 31, 2011, compared to $10.0 million for the year ended December 31, 2010.

The Company’s net loss for the year ended December 31, 2011 was $5.7 million or a loss of $0.30 per share, compared with a net loss of $4.7 million, or a loss of $0.26 per share, for the year ended December 31, 2010.

Total revenue for the fourth quarter ended December 31, 2011 was $4.9 million, compared to $6.4 million for the same period in 2010. The decrease was primarily due to a decrease in pharmaceutical client revenue, with the majority of the decrease due to the near completion of the clinical trials conducted on behalf of GlaxoSmithKline. Revenue from ResponseDX® genetic tests was approximately $3.1 million for the fourth quarter ended December 31, 2011, a slight increase over the comparable period in 2010 while pharmaceutical client revenue was approximately $1.8 million.

The Company’s net loss for the fourth quarter ended December 31, 2011 was $3.9 million, or a loss of $0.21 per share, compared to a net loss of $1.1 million, or a loss of $0.06 per share, for the same period last year.

“I am very excited to have joined Response Genetics in late December and am quite enthusiastic about the significant role the Company can have in personalized medicine,” said Thomas Bologna, Chairman and Chief Executive Officer. “We are pleased to see that ResponseDX® testing revenues grew 11 percent year over year while appreciating that our bottom line was negatively affected by various expenditures in the fourth quarter that are not expected to reoccur in 2012. There remains a lot of hard work to do. Now that we completed the successful financing in February of this year, our primary near-term priorities are to build out the management

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team, implement several operational enhancements, expand our sales force, strengthen our marketing and back-office capabilities and focus on growing our suite of ResponseDX products. We will also be looking to establish new collaborations with pharmaceutical clients through our services business.”

Additional Year-End and Fourth Quarter 2011 Financial Results

Gross margin for the year ended December 31, 2011 was approximately 48 percent compared to approximately 51 percent for the year ended December 31, 2010. Gross margin is Net Revenue less Cost of Revenue. The decrease in gross margin was largely the result of decreased pharmaceutical revenue in the third and fourth quarter and certain expenses incurred in the fourth quarter, which are not expected to reoccur in 2012. Excluding cost of revenue, total operating expenses for the year ended December 31, 2011 were $16.6 million, compared with $15.7 million for the year ended December 31, 2010. The increase in total operating expenses of $0.9 million was due to an increase in general and administrative expenses of $1.6 million, offset by a decrease in sales and marketing expenses of $0.4 million and a decrease in research and development expenses of $0.3 million. The increase in general and administrative expenses was due to higher personnel costs, consulting fees and bad debt expense (see paragraph below).

Gross margin for the fourth quarter ended December 31, 2011 was approximately 25 percent compared to approximately 52 percent for the comparable period in 2010. The decrease in gross margin was largely the result of a decrease in pharmaceutical revenue of $1.5 million and other incremental expenses totaling $0.6 million related to recruiting costs and regulatory and laboratory management consulting expenses which are not expected to reoccur in 2012.

Excluding cost of revenue, total operating expenses for the fourth quarter were $5.2 million, compared to $4.6 million for the comparable period in 2010. The increase in total operating expenses of $0.6 million was due to an increase in general and administrative expenses of $0.5 million and research and development expenses of $0.2 million, offset by a decrease in sales and marketing expenses of $0.1 million. The increase in general and administrative expenses was due to increases in bad debt expense (see paragraph below), legal expenses, recruiting costs and IT and business consulting expenses.

During the fourth quarter of 2011, the Company refined its model of estimating an allowance for doubtful accounts using historical collection percentages and a combination of objective and subjective factors. Consequently, the Company increased its bad debt expense for the year ended December 31, 2011 to $1.3 million. Had the Company continued under the specific write-off method, its bad debt expense would have been approximately $0.7 million in 2011.

Cash and cash equivalents at December 31, 2011, were $1.7 million, compared to $4.1 million at December 31, 2010. As previously disclosed, the Company completed a capital raise in February 2012 resulting in gross proceeds of approximately $7.8 million at a 27 percent premium to the then current stock price.

Conference Call Details

To access the conference call by phone on March 27 at 10:00 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through April 3 and may be accessed by dialing (855) 859-2056, (404) 537-3406, or (800) 585-8367. The replay passcode is 64520370.

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 To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

About Response Genetics, Inc.

Response Genetics Inc. (“RGI”) is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic tests for cancer. RGI’s principal customers include oncologists, pathologists and hospitals. In addition to diagnostic testing services, the Company generates revenue from the sales of its analytical testing services of clinical trial specimens to the pharmaceutical industry. RGI was founded in 1999, and its principal headquarters are located in Los Angeles, California. For additional information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to continue to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to build its digital pathology initiative, to attract and retain qualified management, to implement operational enhancements, to strengthen marketing capabilities, to expand the suite of ResponseDX products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into new areas such as companion diagnostics, and to continue to execute on its business strategy and operations, to continue to analyze cancer samples, the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31, (Unaudited)
	2010	2011

Cash and cash equivalents	$4,120,074	$1,700,295
Accounts receivable, net	4,733,698	4,047,059
Prepaid expenses and other current assets	941,981	991,351
Total current assets	9,795,753	6,738,705
Property and equipment, net	805,817	1,067,679
Intangible assets	—	44,423
Total assets	$10,601,570	$7,850,807

Accounts payable	$1,247,151	$1,492,526
Accrued expenses and other current liabilities	3,156,367	4,251,262
Deferred revenue	1,618,766	—
Other liabilities	—	390,181
Common stock classified outside of stockholders’ equity (deficit)	7,854,682	7,854,682
Total stockholders’ equity (deficit)	(3,275,396)	(6,137,844)
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$10,601,570	$7,850,807

Statement Regarding Unaudited Financial Information

The unaudited financial information herein set forth is subject to adjustments and modifications. The audited financial statements and related notes thereto will be included in our annual report on Form 10-K for the year ended December 31, 2011. Adjustments and modifications to the financial statements may be identified during the remaining course of the audit work, which could result in differences from the unaudited financial information included herein.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31, (Unaudited)
	2010	2011	2010	2011
Net Revenue	$6,363,203	$4,911,943	$21,277,415	$22,642,728
Operating expenses:
Cost of revenue	3,068,238	3,693,697	10,460,994	11,733,700
Selling and marketing	1,593,346	1,452,998	5,988,746	5,560,637
General and administrative	2,677,633	3,215,268	8,097,122	9,708,347
Research and development	332,081	483,275	1,611,582	1,321,897
Total operating expenses	7,671,298	8,845,238	26,158,444	28,324,581
Operating loss	(1,308,095)	(3,933,295)	(4,881,029)	(5,681,853)
Other income (expense):
Interest expense	(2,819)	(9,353)	(10,758)	(20,718)
Interest income	234	1	682	149
Other	221,802	—	221,802	—
Loss before income tax provision	(1,088,878)	(3,942,647)	(4,669,123)	(5,702,422)
Income tax provision	—	—	1,256	—
Net loss	$(1,088,878)	$(3,942,647)	$(4,670,379)	$(5,702,422)

Unrealized gain (loss) on foreign currency translation	(4,188)	(47,624)	(8,585)	(73,217)
Comprehensive loss	$(1,093,066)	$(3,990,271)	$(4,678,964)	$(5,775,639)
Net loss per share — basic and diluted	$(0.06)	$(0.20)	$(0.26)	$(0.30)
Weighted-average shares — basic and diluted	18,324,675	19,539,237	17,791,584	19,124,806

Statement Regarding Unaudited Financial Information

The unaudited financial information herein set forth is subject to adjustments and modifications. The audited financial statements and related notes thereto will be included in our annual report on Form 10-K for the year ended December 31, 2011. Adjustments and modifications to the financial statements may be identified during the remaining course of the audit work, which could result in differences from the unaudited financial information included herein.

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